Exhibit 99.1

Pareteum Receives Listing Extension from Nasdaq

NEW YORK, NY – August 27, 2020 – Pareteum Corporation (Nasdaq: TEUM), a global cloud communications platform company, announced today that it has received written notification from the Hearings Panel (the “Panel”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Panel had granted the request of the Company for an extension to regain compliance with the Nasdaq’s continued listing rules related to bid price, through December 31, 2020.

As previously disclosed, the Company has not yet filed with the SEC its Quarterly Report on Form 10-Q for the period ended September 30, 2019, its Annual Report on Form 10-K for the year ended December 31, 2019 or its Quarterly Reports on Form 10-Q for the periods ended March 31, 2020 and June 30, 2020 (collectively, the “Late Filings”).

The Company was unable to timely file the Late Filings due to its ongoing accounting evaluation and internal investigation into the source of the accounting errors and the pending restatement of certain of the Company’s previously filed financial statements. Also as previously disclosed, and stated above, the Company is not in compliance with the $1.00 per share requirement for continued listing on The Nasdaq Capital Market, as set forth in Listing Rule 5550(a)(2) (the “Bid Price Rule”). Nasdaq previously provided the Company with 180 calendar days to regain compliance with the Bid Price Rule. Subsequently, on April 16, 2020, Nasdaq filed an immediately effective rule change with the Securities and Exchange Commission. As a result, companies in bid price compliance periods remained at that same stage of the process until July 1, 2020.

Upon reinstatement of the Bid Price Rule, the Company had until August 13, 2020 to regain compliance, but did not regain compliance with the Bid Price Rule by such date and the staff of Nasdaq (the “Staff”) determined not to afford the Company a second 180-day period. The Company thereafter requested an exception until October 30, 2020 to file the two additional delinquent Form 10-Q filings as well as an exception until December 31, 2020 to cure the Bid Price Rule deficiency.

In the Letter, the Panel stated it was granting the Company an exception with respect to the Delinquent Filings and the Bid Price Rule noncompliance, so long as:

•	By October 15, 2020, the Company files the delinquent Form 10-K for 2019 and amends its Form 10-K for 2018;

•	By October 30, 2020, the Company files the delinquent Form 10-Q periodic filings for the periods ended March 31, 2020 and June 30, 2020; and

•	By December 31, 2020, the Company regains compliance with the Bide Price Rule.

"We are very pleased and grateful that Nasdaq has granted us an extension for continued listing. We are taking the necessary steps to ensure that we regain listing compliance in a timely manner," said Bart Weijermars, Interim CEO of Pareteum.

About Pareteum Corporation

Pareteum is an experienced provider of Communications Platform as a Service solutions. Pareteum empowers enterprises, communications service providers, early stage innovators, developers, IoT, and telecommunications infrastructure providers with the freedom and control to create, deliver and scale innovative communications experiences. The Pareteum platform connects people and devices around the world using the secure, ubiquitous, and highly scalable solution to deliver data, voice, video, SMS/text messaging, media, and content enablement. For more information please visit: www.pareteum.com.

Forward Looking Statements

Certain statements contained herein constitute "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements with respect to the Company's plans and objectives, projections, expectations and intentions. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including risks arising from the novel coronavirus (COVID-19) pandemic. We discuss many of these risks, uncertainties and assumptions in Item 1A under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by our other filings with the SEC. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested in the Company's filings with the Securities and Exchange Commission, copies of which are available from the SEC or may be obtained upon request from the Company.

Media Inquiries
Press@pareteum.com

Pareteum Investor Relations Contacts:

Investor Relations +1 (646) 975-0400
Investor.relations@pareteum.com